Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES FIRST QUARTER RESULTS

SAN JOSE, CA (January 25, 2007) Sanmina-SCI Corporation (“the Company”) (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today reported financial results for its first fiscal quarter ended December 30, 2006.

First Quarter Fiscal 2007 Highlights Include:

•                  Revenue of $2.78 Billion, within guidance of $2.70-$2.85 Billion

•                  Non-GAAP Earnings Per Share of $0.07, within guidance of $0.06-$0.08

•                  GAAP Earnings Per Share of $0.05

•                  Non-GAAP Gross MARGIN OF 6.1%

For the first quarter ended December 30, 2006, Sanmina-SCI reported revenue of $2.78 billion, up from $2.72 billion in the fourth quarter of fiscal 2006 ended September 30, 2006.  Revenue in the first quarter of fiscal 2006 was $2.86 billion.

Non-GAAP Financial Results for the Quarter(1):

Net income for the first fiscal quarter of 2007 was $34.7 million, up from the fourth quarter net loss of $2.1 million.  Diluted earnings per share for the quarter was $0.07, compared to $(0.00) in the prior quarter.  Operating income was $70.6 million or 2.5% of revenue, compared to $32.1 million, or 1.2% of revenue in the prior quarter and $76.1 million, or 2.7% of revenue in the same period a year ago.  Gross profit was $169.9 million, up 29.8% over the fourth quarter of fiscal 2006.  Gross margin was 6.1%, up from the prior quarter of 4.8% and up from 6.0% in the first quarter of fiscal 2006.

GAAP Financial Results for the Quarter:

For the first quarter of fiscal 2007, the Company reported net income of $28.2 million, versus a net loss of $28.1 million for the fourth quarter fiscal 2006 and net income of $17.4 million for the same period a year ago.  Diluted earnings per share for the quarter were $0.05.

FINANCIAL RESULTS

(In thousands, except per share data)

	Q1:2007	Q4:2006	Q1:2006

Revenue	$2,778,790	$2,717,306	$2,861,797
GAAP:
Net Income (loss)	$28,249	$(28,087)	$17,394
Earnings (loss) per share	$0.05	$(0.05)	$0.03
Non-GAAP:(1)
Gross Profit	$169,941	$130,968	$171,073
Gross Margin	6.1%	4.8%	6.0%
Operating Income	$70,631	$32,135	$76,130
Operating Margin	2.5%	1.2%	2.7%
Net Income (loss)	$34,652	$(2,088)	$39,581
Earnings (loss) per share	$0.07	$(0.00)	$0.08

(1) Non-GAAP financial results exclude integration and restructuring costs, amortization expense, impairment charges, stock-based compensation expenses and other infrequent or unusual items.  Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors.  A reconciliation from GAAP to non-GAAP results is contained in the attached financial summary and is available in the Investor Relations section of our website at www.sanmina-sci.com.

At December 30, 2006, the Company reported $538.8 million in cash and cash equivalents.  At quarter-end, the Company also reported a current ratio of 1.7, working capital of $1.63 billion, and stockholders’ equity of $2.3 billion.

“I am pleased with our first quarter results,” stated Jure Sola, Chairman and Chief Executive Officer.  “Demand in the first quarter was not as strong as we have seen historically, but we experienced nice growth from a number of our core markets and a majority of our key customers.  Due to our continued focus on the basic fundamentals of our business, improved product mix and increased operating efficiencies, our gross margins improved to 6.1%.  I am confident that our business is moving in the right direction and that we will continue to see the benefits of our strategic initiatives and hard work.”

Company Outlook

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Please refer to the Risk Factors reported in the Company’s annual and quarterly reports on file with the Securities and Exchange Commission for a description of some of the factors that could influence the Company’s ability to achieve the projected results.

The Company provides the following guidance with respect to its second fiscal quarter ending March 31, 2007

•      Revenue is expected to be seasonally down in the range of $2.65 billion to $2.75 billion;

•      Non-GAAP diluted earnings per share to be between $0.05 and $0.07, excluding stock-based compensation expenses, integration and restructuring costs, impairment charges, other infrequent or unusual items and amortization expense.

Non-GAAP Financial Information

In the summary table set forth above, we present the following non-GAAP financial measures:  gross profit, gross margin, operating income, operating margin, net income and earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, extraordinary gains or losses, amortization expense and other infrequent or unusual items, to the extent material or which we consider to be of a non-operational nature in the applicable period.

We have furnished these non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business.  Our management also uses this information internally for forecasting, budgeting and other analytical purposes.  Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our Company and to facilitate period-to-period comparisons and analysis of operating trends.  A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

Sanmina-SCI provides earnings guidance only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Thursday, January 25, 2007 at 5:00 p.m. ET (2:00 p.m. PT).  The access numbers are: domestic 877-273-6760 and international: 706-634-6605.  The conference will be broadcast live over the Internet.  Log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 6656431.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market.  Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors.  Sanmina-SCI has facilities strategically located in key regions throughout the world.  Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change.  The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2006 Annual Report on Form 10-K filed on January 3, 2007 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(GAAP)

(Unaudited)

	Three Months Ended
	December 30, 2006	December 31, 2005
		(Restated)
Net sales	$2,778,790	$2,861,797
Cost of sales (1)	$2,610,112	2,693,310
Gross profit	168,678	168,487

Operating expenses:
Selling, general and administrative (1)	96,318	90,103
Research and development (1)	8,962	9,047
Amortization of intangible assets	1,650	2,233
Restructuring costs	3,215	35,628
Total operating expenses	110,145	137,011

Operating income	58,533	31,476

Interest Income	10,900	5,925
Interest expense	(43,331)	(32,952)
Other income (expense), net	10,961	(5,707)
Interest and other expense, net	(21,470)	(32,734)

Income (loss) before income taxes and cumulative effect of accounting change	37,063	(1,258)

Provision for (benefit from) income taxes	8,814	(12,957)

Income before cumulative effect of accounting change	28,249	11,699

Cumulative effect of accounting change, net of tax (2)	—	(5,695)

Net Income	$28,249	$17,394

Net income per share before cumulative effect of accounting change:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02

Net income per share:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03

Weighted-Average Shares used in computing per share amounts:
Basic	527,110	524,311
Diluted	528,298	524,694

(1) Total stock compensation expense for the first quarter of fiscal 2007 was approximately $1.0 million of cost of sales, $1.5 million of selling, general and administrative and $0.1 million of research and development.  Total stock compensation expense for the first quarter of fiscal 2006 (restated) was approximately $2.6 million of cost of sales, $3.8 million of selling, general and administrative and $0.2 million of research and development.

(2) The impact of adoption of SFAS 123R “Share-Based Payments,”  recorded in Q1 fiscal 2006 (restated) was approximately $5.7 million.

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	December 30,	September 30,
	2006	2006
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$538,828	$491,829
Accounts receivable, net	1,558,141	1,526,373
Inventories	1,328,141	1,318,400
Prepaid expenses and other current assets	145,709	131,144
Deferred income taxes	23,465	23,257
Restricted cash	532,875	—
Total current assets	4,127,159	3,491,003

Property, plant and equipment, net	615,203	620,132
Goodwill	1,618,087	1,613,230
Other intangible assets, net	27,924	29,802
Other non-current assets	95,254	94,512
Restricted cash	13,040	13,751
Total assets	$6,496,667	$5,862,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,481,682	$1,494,603
Accrued liabilities	249,969	223,263
Accrued payroll and related benefits	137,684	156,248
Current portion of long-term debt	624,779	100,135
Total current liabilities	2,494,114	1,974,249

Long-term liabilities:
Long-term debt, net of current portion	1,582,526	1,507,218
Other	112,143	110,400
Total long-term liabilities	1,694,669	1,617,618

Total stockholders’ equity:	2,307,884	2,270,563

Total liabilities and stockholders’ equity	$6,496,667	$5,862,430

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Three Months Ended					Fiscal Year Ended
	December 30, 2006	December 31, 2005	April 1, 2006	July 1, 2006	September 30, 2006	September 30, 2006
		(Restated)	(Restated)

GAAP Gross Profit	$168,678	$168,487	$164,559	$162,138	$126,552	$621,736
GAAP Gross Margin	6.1%	5.9%	6.2%	6.0%	4.7%	5.7%
Adjustment:
Stock compensation expense (1)	1,042	2,586	274	1,803	1,810	6,473
Cost incidental to restructuring	221	—	—	—	2,606	2,606
Non-GAAP Gross Profit	169,941	171,073	164,833	163,941	130,968	630,815
Non-GAAP Gross Margin	6.1%	6.0%	6.2%	6.1%	4.8%	5.8%

GAAP operating income (loss)	$58,533	$31,476	$44,412	$(15,146)	$(7,425)	$53,317
GAAP operating margin	2.1%	1.1%	1.7%	-0.6%	-0.3%	0.5%
Adjustments:
Stock compensation expense (1)	2,638	6,618	(886)	3,676	3,868	13,276
Amortization of intangible assets	1,871	2,233	2,071	2,181	3,732	10,217
In-process research and development	—	—	—	—	2,600	2,600
Restructuring and SG&A	7,589	35,803	20,684	72,864	15,930	145,281
Asset Impairment	—	—	—	5,570	9,643	15,213
Goodwill impairment	—	—	—	—	3,787	3,787
Non-GAAP operating income	$70,631	$76,130	$66,281	$69,145	$32,135	$243,691
Non-GAAP operating margin	2.5%	2.7%	2.5%	2.6%	1.2%	2.2%

GAAP net income (loss)	$28,249	$17,394	$(76,062)	$(54,802)	$(28,087)	$(141,557)
Adjustments:
Stock compensation expense (1)	2,638	6,618	(886)	3,676	3,868	13,276
Amortization of intangible assets	1,871	2,233	2,071	2,181	3,732	10,217
In-process research and development	—	—	—	—	2,600	2,600
Restructuring and SG&A	7,589	35,803	20,684	72,864	15,930	145,281
Asset impairment	—	—	—	5,570	9,643	15,213
Goodwill impairment	—	—	—	—	3,787	3,787
Non-cash interest and other expense, net	(6,840)	5,470	3	2,819	136	8,428
Loss on redemption of High Yield Senior Secured Note due 2010	—	—	84,600	—	—	84,600
Cumulative effect of accounting change (2)	—	(5,695)	—	—	2,865	(2,830)
Tax effect of above items	1,145	(22,242)	50	2,113	(16,562)	(36,641)
Non-GAAP net income (loss)	$34,652	$39,581	$30,460	$34,421	$(2,088)	$102,374

GAAP Earnings (Loss) Per Share:
Basic	$0.05	$0.03	$(0.14)	$(0.10)	$(0.05)	$(0.27)
Diluted	$0.05	$0.03	$(0.14)	$(0.10)	$(0.05)	$(0.27)

Non-GAAP Earnings (Loss) Per Share:
Basic	$0.07	$0.08	$0.06	$0.07	$(0.00)	$0.19
Diluted	$0.07	$0.08	$0.06	$0.07	$(0.00)	$0.19

Weighted-Average Shares used in computing GAAP earnings (loss) per share amounts:
Basic	527,110	524,311	525,256	527,111	527,191	525,967
Diluted	528,298	524,694	525,256	527,111	527,191	525,967

Weighted-Average Shares used in computing Non-GAAP earnings (loss) per share amounts:
Basic	527,110	524,311	525,256	527,111	527,191	525,967
Diluted	528,298	524,694	525,463	528,389	527,191	526,434

(1) Total stock compensation expense for the first quarter of fiscal 2007 and the prior quarters of fiscal 2006 are presented as follows:

	Three Months Ended					Fiscal Year Ended
	December 30, 2006	December 31, 2005	April 1, 2006	July 1, 2006	September 30, 2006	September 30, 2006
		(Restated)	(Restated)
			(In millions)

Cost of sales	$1.0	$2.6	$0.3	$1.8	$1.8	$6.5
Selling, general and administrative	1.5	3.8	(1.3)	1.7	1.9	6.1
Research and development	0.1	0.2	0.1	0.2	0.2	0.7
	$2.6	$6.6	$(0.9)	$3.7	$3.9	$13.3

(2) The impact of adoption of SFAS 123R “Share-Based Payments,” recorded in Q1 fiscal 2006 (restated) was a benefit of approximately $5.7 million.  The impact of the adoption of FIN No. 47 “Conditional Asset Retirement Obligation” recorded in Q4 fiscal 2006 was approximately $2.9 million.